UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 18, 2018

VERU INC.

(Exact name of registrant as specified in its charter)

Wisconsin	1-13602	39-1144397
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4400 Biscayne Boulevard, Suite 888, Miami, Florida 33137

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (305) 509-6897

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01 Other Events

Effective December 18, 2018, Mitchell S. Steiner, M.D., Chairman, President and Chief Executive Officer of Veru Inc. (the “Company”), adopted a stock sales plan in accordance with the guidelines specified by Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, and the Company’s insider trading policy. This Rule 10b5-1 stock sales plan was adopted to provide liquidity, including to cover tax obligations, and investment diversification for Dr. Steiner. In accordance with Rule 10b5-1, Dr. Steiner will have no discretion over the sales of his shares of the Company’s common stock under the Rule 10b5-1 stock sales plan.

As of December 12, 2018, Dr. Steiner has an aggregate beneficial ownership interest in 8,279,853 shares of the Company’s common stock, which includes currently vested stock options covering a total of 305,086 shares. Under the Rule 10b5-1 stock sales plan, up to 400,000 shares of the Company’s common stock held by Dr. Steiner (representing approximately 4.8% of his total beneficial ownership interest in the Company’s common stock) may be sold into the marketplace between January 18, 2019 and March 27, 2020.

Any transactions under the Rule 10b5-1 stock sales plan will be disclosed publicly through Form 4 and/or Form 144 filings with the Securities and Exchange Commission when due. The Company does not undertake to report Rule 10b5-1 stock sales plans by other officers or directors of the Company in the future, or to report modifications or terminations of any such plans, whether or not the plan was publicly announced, except as may be required by law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 20, 2018	VERU INC.

	By:	/s/ Michele Greco
Michele Greco
Chief Financial Officer and Chief Administrative Officer

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